SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                JANUARY 30, 2003

                              KANSAS CITY SOUTHERN

               (Exact name of company as specified in its charter)


         DELAWARE                     1-4717                    44-0663509
----------------------------    --------------------  --------------------------
(State or other jurisdiction     (Commission file           (IRS Employer
     of incorporation)                number)             Identification Number)

                427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105

               (Address of principal executive offices) (Zip Code)


                COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                (816) 983 - 1303

                                 NOT APPLICABLE

          (Former name or former address if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits

       EXHIBIT NO.                      DOCUMENT

       (99)                             Additional Exhibits

       99.1 Press Release issued by Kansas City Southern dated January 30, 2003 entitled, "Kansas City Southern Reports Higher Fourth Quarter and Year to Date 2002 Earnings," is attached hereto as
                                        Exhibit 99.1


       99.2 The following schedules are attached hereto as Exhibit 99.2 - Kansas City Southern Operating Statements, Kansas City Southern Railway Carloadings by Commodity, Kansas City Southern Consolidated Balance Sheets




ITEM 9.  REGULATION FD DISCLOSURE

Kansas City Southern ("KCS" or "Company") is furnishing under Item 9 of this Current Report on Form 8-K the information included as Exhibit 99.1 and Exhibit
99.2 of this report. Exhibit 99.1 is the Company's press release, dated January 30, 2003, announcing KCS's fourth quarter and year to date 2002 earnings and operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's fourth quarter 2002 conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Kansas City Southern

Date: February 3, 2003                 By:         /S/  LOUIS G. VAN HORN
                                          --------------------------------------
                                                      Louis G. Van Horn
                                               Vice President and Comptroller
                                               (Principal Accounting Officer)

EXHIBIT 99.1

KANSAS CITY SOUTHERN                                               PRESS RELEASE
427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105               NYSE SYMBOL: KSU


     Date:                 January 30, 2003

     Media Contact:        William H. Galligan                816/983-1551
                           william.h.galligan@kcsr.com

             KANSAS CITY SOUTHERN REPORTS HIGHER FOURTH QUARTER AND

                           YEAR TO DATE 2002 EARNINGS

EARNINGS ANALYSIS & COMMENTARY

Kansas City Southern ("KCS" or the "Company") (NYSE:KSU) reported net income of $17.4 million (28(cent) per diluTED share) for the fourth quarter of 2002, a $6.3 million increase over net income of $11.1 million (18(cent) per diluted share) for the fourth quarter of 2001. These results were driven by the strength of equity in earnings from the Company's investment in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), which contributed $15.2 million to the Company's quarterly earnings, a $10.2 million increase over the fourth quarter of 2001. Other positive contributing factors during the quarter included a decline in the income tax provision of $2.6 million, a $1.1 million increase in other income and a $0.7 million improvement in equity in earnings (losses) from other unconsolidated affiliates. These positive factors were partially offset by a $3.8 million increase in operating expenses, a $2.7 million decline in revenues and a $1.8 million increase in interest expense.

For the year ended December 31, 2002, the Company's net income was $54.2 million (87(cent) per diluted share) compared to $30.7 million (50(cent) per diluted share) for 2001, an increase of $23.5 million. This improvement resulted from a $14.3 million increase in equity in earnings from Grupo TFM, a $13.4 million increase in other income, a $7.8 million decline in interest expense, and a $4.4 million gain realized on the sale of Mexrail, Inc. ("Mexrail") to KCS's affiliate in Mexico, TFM, S.A. de C.V. ("TFM"). These items were partially offset by a $7.4 million decline in operating income, a $4.1 million increase in the income tax provision and a $1.0 million decline in the results from other unconsolidated affiliates. Additionally, net income for the year ended December 31, 2002 includes $4.3 million of debt retirement costs associated with the early retirement of term debt in June 2002. These costs were previously reported net of income taxes as an extraordinary item, but have been reclassified in accordance with the provisions of a new accounting standard. The related income taxes are now reflected in the income tax provision. Equity in earnings for 2001 reflects the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Additionally, net income for 2001 includes a $0.4 million charge relating to the implementation of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This charge was presented as a cumulative effect of an accounting change, net of income taxes in 2001.

Diluted earnings per share information is as follows:

                                                                    FOURTH QUARTER                     YEAR TO DATE

                                                              ---------------------------       ----------------------------
                                                                 2002            2001              2002             2001
                                                              -----------     -----------       -----------      -----------

  U.S. operations                                             $    0.10       $    0.16         $    0.45        $    0.33
  Grupo TFM and PCRC (includes allocated interest)                 0.18            0.02              0.42             0.18
                                                              -----------     -----------       -----------      -----------
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE             0.28            0.18              0.87             0.51

Cumulative effect of accounting change, net of income taxes         -               -                 -              (0.01)
                                                              -----------     -----------       -----------      -----------
      Diluted earnings per share - Net income                 $    0.28       $    0.18         $    0.87        $    0.50
                                                              -----------     -----------       -----------      -----------

FOURTH QUARTER
During the fourth quarter of 2002, the Company's consolidated revenues decreased $2.7 million and consolidated operating expenses rose $3.8 million compared to the fourth quarter of 2001, resulting in a $6.5 million decline in operating income quarter to quarter. The majority of the revenue decline related to the Kansas City Southern Railway Company ("KCSR"), the Company's principal operating subsidiary.

Although KCSR revenues declined $2.0 million during the fourth quarter of 2002 compared to the fourth quarter of 2001, KCSR continued to experience favorable revenue trends in three of its five major commodity groups. On a comparative basis, combined revenues for chemical and petroleum products, paper and forest products and agriculture and mineral products increased over 4% during the fourth quarter of 2002 driven by higher traffic volumes, increased length of haul and price improvements in key traffic lanes. These quarter to quarter revenue improvements were offset by lower revenues for coal and intermodal & automotive business. Although overall net tons of coal delivered during the fourth quarter increased 4% compared to the prior year quarter as a result of increased customer demand, coal revenues declined $5.3 million quarter to quarter primarily because of a contractual rate reduction at a major customer that took effect on January 1, 2002. Also impacting quarterly coal revenue comparisons was the expiration of a coal customer's contract effective April 1, 2002. Automotive revenues declined $2.3 million quarter to quarter due to the loss of certain traffic effective May 2002.

Fourth quarter 2002 costs and expenses for KCSR increased $3.7 million compared to the prior year quarter resulting from higher costs for compensation and benefits, fuel, purchased services, car hire and depreciation. These cost increases were partially offset by lower casualties and insurance expense.
Fringe benefits increased mostly as a result of higher health insurance costs and an unfavorable adjustment for health care related post employment benefits determined through a third-party actuarial analysis. The increase in fuel costs was related to higher fuel prices partially offset by improved utilization and purchased services rose as a result of higher car repair costs and an increase to the reserve for environmental liabilities related to a specific site. Compensation and car hire costs increased due mostly to the lingering effects from the issues surrounding the third quarter 2002 implementation of the Company's new transportation operating platform, Management Control System ("MCS"). By mid-November, however, the Company's operations began to experience improved transit times and terminal activities as MCS capabilities began to be fully integrated into KCS management processes. Depreciation expense also increased due to the implementation of MCS. Casualties and insurance expense declined substantially during the fourth quarter of 2002 compared to the fourth quarter of 2001 due to a decline in personal injury expenses, lower derailment expenses and the favorable settlement of an insurance claim. The net increase in expenses contributed to a higher KCSR operating ratio of 88.6% in the fourth quarter of 2002 compared to 84.8% for the same period in 2001, but an improvement of 5.68 percentage points over the operating ratio from the third quarter of 2002.

The Company's equity in earnings from Grupo TFM increased approximately $10.2 million quarter to quarter. Exclusive of the results from Mexrail, which was acquired by TFM on March 27, 2002, fourth quarter 2002 Grupo TFM revenues declined approximately 3% compared to the fourth quarter of 2001. Operating expenses decreased approximately 7% quarter to quarter (under accounting principles generally accepted in the United States of America - "U.S. GAAP"). Fourth quarter 2002 results for Grupo TFM include a $36.0 million deferred tax benefit (calculated under U.S. GAAP) compared to a deferred tax benefit of $1.7 million in the fourth quarter of 2001. The variance in the deferred tax calculation of Grupo TFM is mostly attributable to fluctuations in the peso exchange rate and tax benefits derived from the impact of inflation in Mexico. The Company reports its equity in Grupo TFM under U.S. GAAP, while Grupo TFM reports under International Accounting Standards ("IAS").

Equity in losses from other unconsolidated affiliates was $0.5 million for the fourth quarter of 2002 compared to losses of $1.2 million for the comparable 2001 quarter. This improvement partially relates to the sale of Mexrail in the first quarter of 2002 as during the fourth quarter of 2001 the Company reported equity in losses from Mexrail of $1.5 million. Also impacting this change was a decline in equity in earnings from both Southern Capital Corporation ("Southern Capital") and the Panama Canal Railway Company ("PCRC"). PCRC is currently not operating at full capacity due to delays in the completion of the port of Balboa expansion. The Balboa port expansion is expected to be complete by December of 2003 at which time the revenues of PCRC are anticipated to increase and the financial performance of PCRC is expected to improve.

KCS's consolidated fourth quarter 2002 interest expense increased $1.8 million from the prior year quarter as a result of a higher effective interest rate partially offset by a lower debt balance.

YEAR TO DATE
For the year ended December 31, 2002, the Company's consolidated operating income declined $7.4 million compared to 2001 as a result of a $17.0 million decrease in revenues, partially offset by lower operating expenses, which declined $9.6 million year over year. In 2002, KCSR revenues declined $12.7 million compared to 2001, primarily as a result of lower coal and automotive revenue, partially offset by higher revenue for all other major commodity groups. These revenue fluctuations resulted from trends similar to those discussed in the fourth quarter analysis. Revenue from other subsidiaries decreased approximately $4.3 million year over year due to demand driven volume declines. KCSR's 2002 costs and expenses were $6.1 million lower than the prior year due mostly to a decline in costs associated with fuel, casualties and adjustments related to insurance settlements, partially offset by higher fringe benefit costs, purchased services and depreciation expense. Year to date operating results were adversely impacted by the MCS related congestion issues that significantly impacted third quarter operations. The operating ratio for KCSR was 89.2% for 2002 compared to 88.3% for 2001.

The Company's equity in earnings from Grupo TFM increased approximately $14.3 million year to year. In 2001, equity in earnings reflected the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Exclusive of this 2001 income, KCS's 2002 equity in earnings from Grupo TFM increased $23.4 million compared to 2001. Exclusive of the results from Mexrail for 2002, Grupo TFM's revenues decreased approximately 1% compared to 2001 and operating expenses (under U.S. GAAP) were approximately 5% lower (exclusive of the 2001 reversion income). For the year ended December 31, 2002, Grupo TFM's results include an $84.8 million deferred tax benefit (calculated under U.S.
GAAP) compared to a deferred tax expense of $10.9 million in 2001. This variance was caused by several factors, including a deferred tax expense recorded in 2001 related to the income from the line reversion, the weakening of the peso relative to the U.S. dollar, as well as tax benefits derived from the impact of Mexican inflation in 2002. The fluctuation in the peso exchange rate also contributed to a $17.4 million exchange loss for 2002 compared to an exchange loss of $2.8 million for 2001.

The Company reported equity in losses from other unconsolidated affiliates of $2.4 million for 2002 compared to equity in losses of $1.4 million for 2001. In 2002, losses associated with PCRC were $3.8 million compared to $1.6 million in 2001. As mentioned in the fourth quarter analysis, in 2002 PCRC did not operate at full capacity as initially planned due to the delay in completion of the port expansion at Balboa. During 2001, losses were primarily related to the start-up of operations at PCRC. Additionally, the Company reported equity losses from Mexrail of $2.1 million in 2001 compared to essentially a break-even amount for 2002 prior to its sale to TFM. These losses were offset by equity earnings from Southern Capital of $1.4 million and $2.4 million for the years ended December 31, 2002 and 2001, respectively.

KCS's consolidated 2002 interest expense decreased $7.8 million (15%) compared to 2001 as a result of a lower effective interest rate for the first six months of 2002 as well as substantially lower overall debt balances. The Company's debt balance at December 31, 2002 was $582.6 million compared to $684.8 million at September 30, 2001, a reduction of over $100 million during the past fifteen months. Other items affecting the Company's year to date results include gains totaling approximately $7.4 million related to the sale of certain non-operating properties at a smaller subsidiary and a $4.9 million gain on the sale of Wyandotte Garage Corporation, a former 80% owned subsidiary of the Company. These items account for the majority of the increase noted in other income for 2002 compared to 2001. Additionally, the Company reported a $4.4 million gain on the sale of Mexrail as a separate item in the accompanying consolidated statements of income. Finally, as discussed in the earnings analysis and commentary, the results for 2002 include $4.3 million of debt retirement costs associated with the early retirement of term debt in June 2002. These costs were previously reported as an extraordinary item, but have been reclassified in accordance with Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145").

COMMENTS FROM THE CHAIRMAN
Michael R. Haverty, KCS's Chairman, President and Chief Executive Officer said, "the operational performance of the Company continued to improve during the last quarter of 2002 as KCSR adapts to the operational discipline required by MCS. Key performance measurements for KCSR such as terminal dwell time, train speed and average daily crew starts are starting to show improvements compared to third quarter 2002 performance levels, which is evident in fourth quarter operating income as it more than doubled compared to the third quarter of 2002. In 2002, the chemical and petroleum products, agriculture and minerals and paper and forest product commodity groups produced revenue increases for the fourth quarter and the full year as compared to 2001 due to certain volume improvements, longer hauls and targeted rate increases. Unfortunately however, the strength in these commodity groups was offset by the significant declines in coal and automotive revenues as discussed above. Our cost structure, although certainly not at the level we expect, is continuing to rebound from the issues surrounding MCS implementation. We now have the management tools to push productivity initiatives and drive down costs.

During 2002, Grupo TFM provided a substantial contribution to our net income and it continues to be a significant driver of the Company's profitability. During the tough economic environment facing North America over the past several years, Grupo TFM management has done a tremendous job of operating the strongest rail franchise in Mexico and has been able to maintain its revenue base and control its cost structure. When the economy begins to improve, Grupo TFM is poised to take advantage of its leadership position in the NAFTA transportation marketplace. We are continuing to await the resolution of the legal process with respect to Grupo TFM's Value Added Tax ("VAT") claim and are optimistic about the ultimate outcome of this matter.

As we look toward 2003 and beyond, we are confident that the Company's strategic direction under its new MCS operating platform will provide opportunities for continuous improvement in both operational effectiveness and efficiency. Our focus is, and must be, firmly set on improving domestic operations and generating stronger growth in our operating income. To accomplish this, we must aggressively seek opportunities to expand our revenue base, effectively control our cost structure through a more disciplined operating environment and strive to provide award winning customer service. Management is committed to accomplishing these objectives and believes that, in doing so, the Company will be well prepared to take advantage of an economic recovery when it occurs. Our commitment to the shareholders of KCS is to strive to maximize the value of our rail franchise and build long-term shareholder value."

KCS IS COMPRISED OF, AMONG OTHERS, THE KANSAS CITY SOUTHERN RAILWAY COMPANY ("KCSR") AND EQUITY INVESTMENTS IN GRUPO TFM, SOUTHERN CAPITAL CORPORATION ("SOUTHERN CAPITAL") AND PANAMA CANAL RAILWAY COMPANY ("PCRC").

THIS PRESS RELEASE INCLUDES STATEMENTS CONCERNING POTENTIAL FUTURE EVENTS INVOLVING THE COMPANY WHICH COULD MATERIALLY DIFFER FROM THE EVENTS THAT ACTUALLY OCCUR. SUCH DIFFERENCES COULD BE CAUSED BY A NUMBER OF FACTORS INCLUDING THOSE FACTORS IDENTIFIED IN A CURRENT REPORT ON FORM 8-K DATED DECEMBER 11, 2001 FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") (COMMISSION FILE NO. 1-4717). THE COMPANY WILL NOT UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                        (FINANCIAL INFORMATION ATTACHED)

                              KANSAS CITY SOUTHERN
                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   THREE MONTHS                     YEAR ENDED
                                                                                ENDED DECEMBER 31,                 DECEMBER 31,
                                                                             -----------------------      -------------------------
                                                                               2002          2001            2002          2001
                                                                             ----------   ----------      ----------     ----------
 REVENUES                                                                    $   144.2    $   146.9       $   566.2      $   583.2

 Costs and expenses                                                              114.2        112.1           456.8          469.8
 Depreciation and amortization                                                    16.1         14.4            61.4           58.0
                                                                             ----------   ----------      ----------     ----------
 OPERATING INCOME                                                                 13.9         20.4            48.0           55.4

 Equity in net earnings (losses) of unconsolidated affiliates:
  Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (PRELIMINARY)           15.2          5.0            42.8           28.5
  Other                                                                           (0.5)        (1.2)           (2.4)          (1.4)
 Gain on sale of Mexrail, Inc.                                                       -            -             4.4              -
 Interest expense                                                                (11.7)        (9.9)          (45.0)         (52.8)
 Debt retirement costs                                                               -            -            (4.3)             -

 Other income                                                                      2.3          1.2            17.6            4.2
                                                                             ----------   ----------      ----------     ----------
 INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE            19.2         15.5            61.1           33.9

 Income tax provision                                                              1.8          4.4             6.9            2.8
                                                                             ----------   ----------      ----------     ----------
 INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                             17.4         11.1            54.2           31.1
 Cumulative effect of accounting change, net of income taxes                         -            -               -           (0.4)
                                                                             ----------   ----------      ----------     ----------
 NET INCOME                                                                  $    17.4    $    11.1       $    54.2      $    30.7


 PER SHARE DATA:

 Basic Weighted Average Common shares outstanding (IN THOUSANDS)                60,987        59,035         60,336         58,598

 Basic Earnings (Loss) per Common share
        Income before cumulative effect of accounting change                 $    0.28     $    0.19      $    0.89      $    0.53
        Cumulative effect of accounting change                                       -            -               -          (0.01)
                                                                             ----------    ----------     ----------     ----------

 Net Income                                                                  $    0.28     $    0.19      $    0.89      $    0.52
                                                                             ==========    ==========     ==========     ==========

 Diluted Weighted Average Common shares outstanding (IN THOUSANDS)              62,642        61,099         62,318         60,984

 Diluted Earnings (Loss) per Common share
        Income before cumulative effect of accounting change                 $    0.28     $    0.18      $    0.87      $    0.51
        Cumulative effect of accounting change                                       -            -               -          (0.01)
                                                                             ----------    ---------       ---------      ---------

 Net Income                                                                  $    0.28     $    0.18      $    0.87      $    0.50
                                                                             ==========    ==========     ==========     ==========

EXHIBIT 99.2

KANSAS CITY SOUTHERN
OPERATING STATEMENTS
DOLLARS IN MILLIONS

                                     FOURTH QUARTER          FOURTH QUARTER             TWELVE MONTHS          TWELVE MONTHS
                                          2002                    2001                       2002                  2001
                                   --------------------    -------------------        -------------------   --------------------
Revenues
    Freight Revenue                       $       92.2           $       88.3               $      360.1          $       346.2
    Intermodal and Automotive
     Revenue                                      13.6                   16.0                       59.9                   69.0
    Unit Coal Revenue                             25.7                   31.0                       98.7                  115.8
    Haulage Revenue                                2.5                    2.5                       10.0                   10.0
    Other Revenue                                 10.2                    9.1                       37.5                   42.2
                                   --------------------    -------------------        -------------------   --------------------
      Total Revenues                             144.2                  146.9                      566.2                  583.2
                                   --------------------    -------------------        -------------------   --------------------

Operating Expenses
    Compensation                                  34.5                   33.7                      137.1                  137.9
    Fringe Benefits                               16.2                   13.8                       60.7                   55.0
    Fuel                                          10.7                    8.6                       38.4                   43.9
    Material and Supplies                          6.8                    5.3                       29.1                   27.1
    Car Hire                                       4.8                    4.1                       19.7                   19.8
    Purchased Services                            16.1                   15.2                       59.6                   57.0
    Casualties & Insurance                         3.2                   13.7                       25.2                   42.1
    Other                                          4.2                   (0.4)                      20.1                   16.0
                                   --------------------    -------------------        -------------------   --------------------
      Net Operating Expenses                      96.5                   94.0                      389.9                  398.8
                                   --------------------    -------------------        -------------------   --------------------

Fixed Expenses
    Leases, Net                                   13.9                   14.2                       55.0                   56.8
    Depreciation                                  16.1                   14.4                       61.4                   58.0
    Taxes (Other Than Income)                      3.8                    3.9                       11.9                   14.2
                                   --------------------    -------------------        -------------------   --------------------
      Total Fixed Expenses                        33.8                   32.5                      128.3                  129.0
                                   --------------------    -------------------        -------------------   --------------------
    Total Expenses                               130.3                  126.5                      518.2                  527.8
                                   --------------------    -------------------        -------------------   --------------------

Operating Income                          $       13.9           $       20.4               $       48.0           $       55.4
                                   ====================    ===================        ===================   ====================


Note:
Certain prior year amounts have been reclassified to conform to the current year presentation.

KANSAS CITY SOUTHERN RAILWAY
CARLOADINGS BY COMMODITY - YEAR ENDED DECEMBER 31, 2002
DOLLARS IN THOUSANDS

              CARLOADINGS                                                                     REVENUE

        Year to Date                %                                                    Year to Date               %
------------------------------                                                   ----------------------------
    2002             2001         Change                                            2002            2001          Change
--------------   -------------   ---------                                       ------------   -------------   -----------
                                               COAL
      205,543         197,166        4.2%         Unit Coal                        $  98,670       $ 115,825        (14.8)%
        4,487           5,167      (13.2)%        Other Coal                           2,510           2,923        (14.1)%
--------------   -------------                                                   ------------   -------------
      210,030         202,333        3.8%                     Total                  101,180         118,748        (14.8)%
--------------   -------------                                                   ------------   -------------

                                               CHEMICAL & PETROLEUM PRODUCTS
        5,846           6,704      (12.8)%        Agri Chemicals                       4,213           5,304        (20.6)%
       14,587          11,393       28.0%         Gases                               14,415          10,420         38.3%
       22,110          22,138       (0.1)%        Organic                             23,318          22,554          3.4%
       20,601          19,419        6.1%         Inorganic                           21,816          20,544          6.2%
       53,306          61,158      (12.8)%        Petroleum                           37,894          39,117         (3.1)%
       28,977          27,028        7.2%         Plastics                            29,056          26,904          8.0%
--------------   -------------                                                   ------------   -------------
      145,427         147,840       (1.6)%                    Total                  130,712         124,843          4.7%

--------------   -------------                                                   ------------   -------------

                                               AGRICULTURE AND MINERALS

       46,753          47,408       (1.4)%        Domestic Grain                      37,121          36,128          2.7%
       13,933          13,309        4.7%         Export Grain                        11,268          11,118          1.3%
       28,194          26,347        7.0%         Food Products                       24,190          22,875          5.7%
       22,236          23,467       (5.2)%        Ores and Minerals                   12,569          12,434          1.1%
       15,417          15,145        1.8%         Stone, Clay & Glass                 12,027          11,220          7.2%
--------------   -------------                                                   ------------   -------------
      126,533         125,676        0.7%                     Total                   97,175          93,775          3.6%
--------------   -------------                                                   ------------   -------------

                                               PAPER & FOREST PRODUCTS
       88,162          85,634        3.0%         Pulp/Paper                          67,556          61,195         10.4%
        6,402           6,960       (8.0)%        Scrap Paper                          3,842           3,812          0.8%
       31,215          36,184      (13.7)%        Pulpwood/Logchips                   13,448          15,037        (10.6)%
       27,448          26,268        4.5%         Lumber/Plywood                      25,753          23,109         11.4%
       18,066          19,831       (8.9)%        Metal/Scrap                         14,832          15,187         (2.3)%
        6,897           7,265       (5.1)%        Military/Other Carloads              9,358          10,799        (13.3)%
--------------   -------------                                                   ------------   -------------
      178,190         182,142       (2.2)%                    Total                  134,789         129,139          4.4%
--------------   -------------                                                   ------------   -------------

                                               INTERMODAL & AUTOMOTIVE
       12,899          34,710      (62.8)%        Automotive                           9,297          21,616        (57.0)%
      274,473         265,101        3.5%         Intermodal                          50,641          47,506          6.6%
--------------   -------------                                                   ------------   -------------
      287,372         299,811       (4.1)%                    Total                   59,938          69,122        (13.3)%
--------------   -------------                                                   ------------   -------------

      947,552         957,802       (1.1)%     TOTAL FOR BUSINESS UNITS              523,794         535,627         (2.2)%


       22,572          26,090      (13.5)%     HAULAGE                                10,025          10,025          0.0%


       (6,079)         (9,125)      33.4%      Adjustments                            (5,090)         (4,609)       (10.4)%
--------------   -------------                                                   ------------   -------------
      964,045         974,767       (1.1)%                    TOTAL                $ 528,729       $ 541,043         (2.3)%
==============   =============                                                   ============   =============

NOTE:

CERTAIN PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT YEAR PRESENTATION.

KANSAS CITY SOUTHERN RAILWAY
CARLOADINGS BY COMMODITY - FOURTH QUARTER 2002
DOLLARS IN THOUSANDS

              CARLOADINGS                                                                     REVENUE

        Fourth Quarter                %                                                    Fourth Quarter               %
------------------------------                                                   ----------------------------
    2002             2001         Change                                            2002            2001         Change
--------------   -------------   ---------                                       ------------   -------------   ----------

                                               COAL
       53,340          52,899        0.8%         Unit Coal                        $  25,763       $  30,989       (16.9)%
        1,334           1,441       (7.4)%        Other Coal                             762             803        (5.1)%
--------------   -------------                                                   ------------   -------------
       54,674          54,340        0.6%                                             26,525          31,792       (16.6)%
--------------   -------------                                                   ------------   -------------

                                               CHEMICAL & PETROLEUM PRODUCTS
        1,442           1,777      (18.9)%        Agri Chemicals                       1,040           1,391       (25.2)%
        3,916           2,989       31.0%         Gases                                3,946           2,746        43.7%
        5,271           5,359       (1.6)%        Organic                              5,844           5,690         2.7
        5,448           4,825       12.9%         Inorganic                            5,520           5,171         6.7%
       13,054          14,179       (7.9)%        Petroleum                            8,931           9,375        (4.7)%
        6,997           6,886        1.6%         Plastics                             7,298           6,647         9.8%
--------------   -------------                                                   ------------   -------------
       36,128          36,015        0.3%                     Total                   32,579          31,020         5.0%
--------------   -------------                                                   ------------   -------------

                                               AGRICULTURE AND MINERALS
       12,112          11,599        4.4%         Domestic Grain                      10,233           8,976        14.0%
        4,151           4,838      (14.2)%        Export Grain                         3,213           4,344       (26.0)%
        7,432           6,581       12.9%         Food Products                        6,412           5,845         9.7%
        5,837           5,516        5.8%         Ores and Minerals                    3,336           2,864        16.5%
        3,493           3,666       (4.7)%        Stone, Clay & Glass                  2,839           2,738         3.7%

--------------   -------------                                                   ------------   -------------
       33,025          32,200        2.6%                     Total                   26,033          24,767         5.1%
--------------   -------------                                                   ------------   -------------

                                               PAPER & FOREST PRODUCTS
       22,554          22,386        0.8%         Pulp/Paper                          17,858          16,530         8.0%
        1,805           1,882       (4.1)%        Scrap Paper                          1,134           1,072         5.8%
        6,791           9,238      (26.5)%        Pulpwood/Logs/Chips                  3,336           3,852       (13.4)%
        6,579           6,301        4.4%         Lumber/Plywood                       6,570           5,745        14.4%
        4,162           3,545       17.4%         Metal/Scrap                          3,345           2,565        30.4%
        1,472           1,640      (10.2)%        Military/Other carloads              1,789           2,978       (39.9)%
--------------   -------------                                                   ------------   -------------
       43,363          44,992       (3.6)%                     Total                  34,032          32,742         3.9%
--------------   -------------                                                   ------------   -------------

                                               INTERMODAL & AUTOMOTIVE

        1,722           6,068      (71.6)%        Automotive                           1,497           3,833       (60.9)%
       63,078          67,222       (6.2)%        Intermodal                          12,110          12,249        (1.1)%
--------------   -------------                                                   ------------   -------------
       64,800          73,290      (11.6)%                     Total                  13,607          16,082       (15.4)%
--------------   -------------                                                   ------------   -------------

      231,990         240,837       (3.7)%     TOTAL FOR BUSINESS UNITS              132,776         136,403        (2.7)%


        4,874           6,362      (23.4)%      HAULAGE                                2,480           2,501        (0.8)%


       (1,145)         (2,097)      45.4%       Adjustments                           (1,275)         (1,128)      (13.0)%
--------------   -------------                                                   ------------   -------------

      235,719         245,102       (3.8)%                     TOTAL               $ 133,981       $ 137,776        (2.8)%
==============   =============                                                   ============   =============

NOTE:

CERTAIN PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT YEAR PRESENTATION.

KANSAS CITY SOUTHERN
CONSOLIDATED BALANCE SHEETS                                          PRELIMINARY

                                                     DECEMBER 31, 2002             DECEMBER 31, 2001
                                                     -----------------             -----------------
                                                        (UNAUDITED)

ASSETS

  Cash                                                        $      19.0                   $      24.7
  Accounts receivable                                               115.9                         130.0
  Inventories                                                        34.2                          27.9
  Other current assets                                               44.5                          71.8
                                                   -----------------------       -----------------------
     Total current assets                                           213.6                         254.4

  Investments                                                       420.1                         386.8
  Properties, net of depreciation                                 1,337.4                       1,327.4
  Other assets                                                       32.1                          42.3
                                                   -----------------------       -----------------------

      Total assets                                            $   2,003.2                   $   2,010.9
                                                   =======================       =======================

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current portion of long-term debt                           $      10.0                   $      46.7
  Accounts payable                                                   44.6                          50.4
  Accrued liabilities                                               128.6                         150.0
                                                   -----------------------       -----------------------
     Total current liabilities                                      183.2                         247.1

  Long-term debt                                                    572.6                         611.7
  Deferred income taxes                                             392.8                         370.2
  Other                                                             104.2                         101.6
  Stockholders' equity                                              750.4                         680.3
                                                   -----------------------       -----------------------

    Total liabilities and stockholders' equity                $   2,003.2                   $   2,010.9
                                                   =======================       =======================


